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                                                                    EXHIBIT 99.1


                                                 Contact:     Lynne Misericordia
                                                                  (973) 359-3195

           INTERNATIONAL HOME FOODS, INC. FILES REGISTRATION STATEMENT
                            FOR SELLING STOCKHOLDERS

PARSIPPANY, N.J., November 26, 1999 - International Home Foods, Inc. announced today that it has filed a shelf registration statement with the Securities and Exchange Commission for a public offering of 10,000,000 shares of its common stock through an underwriting syndicate to be led by Donaldson, Lufkin & Jenrette Securities Corporation. The underwriters have an option to purchase an additional 1,500,000 shares from the selling stockholders to cover over-allotments. All of the shares offered are to be sold by Hicks, Muse, Tate & Furst Equity Fund III L.P. ("Fund III L.P."), an investment fund sponsored by Hicks, Muse, Tate & Furst Incorporated and HM3/IH Partners L.P., an affiliate of Fund III L.P. Hicks Muse and its affiliates currently own 43,025,012 shares, or 58.3% of the Company's outstanding common stock, and immediately following the offering, without regard to the over-allotment, will continue to own 33,025,012 shares, or 44.8% of the Company's common stock.

The offering of the shares is expected to commence in December of 1999. Upon commencement of the offering, prospectuses will be available from Donaldson, Lufkin & Jenrette Securities Corporation at 277 Park Avenue, New York, New York 10172.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

International Home Foods, Inc. is a leading North American manufacturer and marketer of shelf-stable food products. Its diversified, well-established portfolio of brand name products includes, among others, Chef Boyardee(R) canned pastas, Bumble Bee(R) canned seafood, PAM(R) cooking spray, Gulden's(R) mustard, Ro*Tel(R) tomatoes with green chilies, Ranch Style(R) beans, Luck's(R) beans, Dennison's(R) chili, Crunch 'n Munch(R) glazed popcorn, Jiffy Pop(R) popcorn and Campfire(R) marshmallows.


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